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                       NEW AMERICAN HEALTHCARE CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN


                                   ARTICLE I.

                             TITLE, PURPOSE AND TERM

         Section 1.01 This Plan shall be known as the New American Healthcare Corporation Employee Stock Purchase Plan (hereinafter referred to as the "Plan").

         Section 1.02 The purpose of the Plan is to provide the Employees of New American Healthcare Corporation and designated subsidiaries with a convenient way to become stockholders of the Company. It is believed that employee participation in the ownership of the Company will help to achieve the unity of purpose essential to the continued growth of the Company and benefit its employees and stockholders. This Plan is intended to be effective as an employee stock purchase plan, as defined in Section 423 of the Internal Revenue Code of 1986, as amended, and shall be interpreted and construed in accordance with such purpose.

         Section 1.03 The Plan will be effective on the Effective Date. The Plan will be continued from year to year but, subject to Section 5.03, may be modified or discontinued by the Company at any time.


                                   ARTICLE II.

                                   DEFINITIONS

         As used herein, the following words and phrases shall have the meanings specified below, unless a different meaning is plainly required by the context:

         Section 2.01 The term "Anniversary Date" shall mean each January 1 on and after the Effective Date.

         Section 2.02 The term "Board of Directors" shall mean the Board of Directors of New American Healthcare Corporation.

         Section 2.03 The term "Closing Market Price" shall mean the closing price of the Sponsoring Employer Stock as reported in The Wall Street Journal for the date of determination; provided, however, if the Sponsoring Employer Stock is not listed on a national securities exchange, then the term "Closing Market Price" shall mean the market value of the Sponsoring Employer Stock as determined by the Board of Directors.


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         Section 2.04 The term "Code" shall mean the Internal Revenue Code of
1986, as amended from time to time.

         Section 2.05 The term "Committee" shall mean the committee, if any, designated by the Board of Directors in accordance with Section 5.01 to administer the Plan.

         Section 2.06 The term "Company" shall mean New American Healthcare Corporation (sometimes referred to as the "Sponsoring Employer") and its successors by merger or consolidation and all of its subsidiary corporations, except those subsidiary corporations expressly excluded from participation in the Plan by action of the Board of Directors. The Company's principal offices are located at 109 Westpark Drive, Suite 440, Brentwood, Tennessee 37027.

         Section 2.07 The term "Continuous Service" shall mean the number of days of continuous employment with the Company from the Employee's last hiring date to the Employee's date of severance of employment for any reason. Continuous Service shall not be broken and shall be credited for absences due to vacation, temporary sickness or injury or military leave.

         Section 2.08 The term "Contribution Account" shall mean the account established on behalf of a Participant to which shall be credited the amount of the Participant's contribution, pursuant to Article IV.

         Section 2.09 The term "Effective Date" shall mean August 1, 1999.

         Section 2.10 The term "Employee" shall mean each current and future employee of the Company whose customary employment is at least twenty (20) hours a week and more than five months in a calendar year.

         Section 2.11 The term "Exercise Date" shall mean the last day of the Plan Year on which the Sponsoring Employer Stock publicly trades.

         Section 2.12 The term "Grant Date" shall mean the first day of the Plan Year on which the Sponsoring Employer Stock publicly trades.

         Section 2.13 The term "Issue Price" shall mean the per share price of the Sponsoring Employer Stock to be charged to Participants at the "Exercise Date". The "Issue Price" shall be determined as outlined in Article IV.

         Section 2.14 The term "Participant" shall mean any Employee of the Company who has met the conditions and provisions for becoming a Participant as provided in Article III hereof.



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         Section 2.15 The term "Participant's Contribution Rate" shall be an exact number of dollars determined by the Participant to contribute each pay period by regular payroll deductions to his Contribution Account as outlined in
Section 4.02 and the term "Participant's Contribution" shall be the aggregate dollars actually so contributed.

         Section 2.16 The term "Normal Pay" shall be computed, with respect to Employees who are paid on an hourly basis, by annualizing each such Employee's hourly base pay and his regular scheduled hours of work as of the December 1 immediately preceding a Plan Year and dividing by twelve, except with respect to the First Plan Year, for which the Normal Pay shall be computed as of July 1, 1999 in the same fashion. For a salaried employee the "Normal Pay" shall be the greater of such employee's compensation for the calendar year for which the determination is being made or the immediately preceding calendar year.

         Section 2.17 The term "Plan Year" shall mean a consecutive twelve (12) month period beginning on the first day of January and ending on the last day of December, except that the first Plan Year shall begin on the first day of August, 1999 and shall end on the last day of December, 1999 (the "First Plan Year").

         Section 2.18 The term "Sponsoring Employer Stock" shall mean those shares of the Company's common stock, par value $0.01 per share, which pursuant to Section 4.01 are reserved for issuance to Participants upon the exercise of options granted under this Plan.

         Section 2.19 Any words herein used in the masculine shall be read and construed in the feminine where they would so apply. Words in the singular shall be read and construed as though in the plural in all cases where they would so apply.

                                  ARTICLE III.

                              PARTICIPATION IN PLAN

         Section 3.01 Each Employee shall become eligible to be a Participant of the Plan and may participate therein upon being employed by the Employer.

         Section 3.02 Except as otherwise provided in Sections 4.02 and 4.06, all eligible Employees who become Participants of the Plan shall have the same rights and privileges. Upon becoming a Participant, said Participant shall be bound by the terms of this Plan, including any amendments hereto.

         Section 3.03 Each Employee who becomes eligible to be a Participant in the Plan shall be furnished a summary of the Plan and enrollment forms. If such Employee elects to participate hereunder, he must complete such form and file it with the Company no later than July 31, 1999 for the First Plan Year and fifteen days prior to the Anniversary Date for


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all subsequent Plan Years. The completed enrollment form shall indicate the
Participant's Contribution Rate authorized by the Participant. The Employee's election to participate shall remain in effect for the current and all future Plan Years unless otherwise revoked or modified by the Employee. If any Employee does not elect to participate in any given Plan Year, he may elect to participate in a future Plan Year so long as he continues to meet the eligibility requirements and timely elects to participate in such year.

                                   ARTICLE IV.

                            ISSUANCE OF STOCK OPTIONS

         Section 4.01 The aggregate number of shares of the Sponsoring Employer Stock that may be issued to Participants under the Plan upon the exercise of options granted hereunder shall be, and the Company shall reserve, 2,000,000 shares of Company Stock. These shares may be authorized and unissued shares, or issued shares held in or acquired for the treasury of the Company, or shares of common stock reacquired by the Company upon purchase in the open market or otherwise.

         Section 4.02 In order to participate in this Plan and be granted options hereunder, an Employee must authorize the Company or its affiliate to deduct the Participant's Contribution Rate from each paycheck. Such Contribution Rate must be an exact number of dollars per month, but not less than $10.00 per pay period, and not more than 10% of such Employee's Normal Pay. Such authorization shall be in writing and on such forms as provided by the Company. Such deductions shall begin on the first pay period after the Company's receipt of the Employee's enrollment forms. For all purposes of this Plan, such deductions shall be deemed a part of the Participant's Contribution. No interest shall accrue to any Participant on any amounts deducted from his paychecks pursuant to this Plan.

         The Participant's Contribution Rate, once established, shall remain in effect for all Plan Years unless changed by the Participant in writing on such forms as provided by the Company and filed with the Company.

         At any time during the Plan Year, a Participant may notify the Company that he wishes to withdraw from the Plan and discontinue his payroll deductions. This notice shall be in writing and on such forms as provided by the Company. Payroll deductions will be stopped as soon as practical, but not more than thirty (30) days following the Company's receipt of the withdrawal notice.

         At any time during the Plan Year, a Participant may notify the Company that he wishes to discontinue his payroll deductions to the Plan. This notice shall be in writing and on such forms as provided by the Company. Payroll deductions will be stopped as soon


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as practical, but not more than thirty (30) days following the Company's receipt of the withdrawal notice.

         A Participant may elect to withdraw all of his Contribution Account once at any time during the Plan Year without being terminated from the Plan for such year. However, if the Contribution Account is withdrawn, no further contributions will be permitted during that Plan year by such withdrawing Participant. Where notice is received during the last thirty (30) days of any Plan Year, the Company shall have no liability for refunds not processed before shares are purchased on behalf of the Participant.

         Section 4.03 If in a Plan Year the total number of shares of Company Stock then subject to options granted to Participants exceeds the number of shares of Company Stock authorized and then available under this Plan, a pro-rata allocation of the available shares will be made among all Participants authorizing payroll deductions based on the relative amounts of their respective payroll deductions up to the Exercise Date.

         Section 4.04 The Issue Price of the Sponsoring Employer Stock under this Plan will be the lesser of (i) 85% of the Closing Market Price on the Grant Date, or (ii) 85% of the Closing Market Price on the Exercise Date.

         Section 4.05 On each Exercise Date the Participant's Contribution Account shall be used to purchase the maximum number of whole shares of Company Stock determined by dividing the Issue Price into the Participant's Contribution Account. Any money remaining in a Participant's Contribution Account shall be returned to the Employee. Options granted under this Plan shall be subject to such amendment or modifications as the Company shall deem necessary to comply with any applicable laws and regulations, and shall contain such other provisions as the Company shall from time to time approve and deem necessary.

         Section 4.06 In no event may a Participant (i) be granted an option or options under this Plan (and any other employee stock purchase plan of the Company) during a calendar year to purchase Company Stock having an aggregate fair market value (determined on the Grant Date) in excess of the largest amount for which rights to purchase stock can accrue in a calendar year under the Code,
(ii) be granted an option if such Participant beneficially owns, immediately after the option is granted, five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its subsidiary corporations, as determined under the Code, or (iii) transfer or otherwise alienate any option granted to him under this Plan.

         Section 4.07 Company stock certificates evidencing Company Stock purchased upon the exercise of options granted under the Plan shall be issued as soon as practical after the date of such exercise.



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         Section 4.08 Any Employee whose employment is terminated for any reason
(except death, retirement or long-term disability in accordance with the Employer's long-term disability plan) during the Plan Year shall cease to be a Participant immediately. The balance of the Participant's Contribution Account shall be paid to such Participant, or his legal representative, as soon as practical after his termination. Any unexercised options granted to such Participant shall be deemed null and void.

         Section 4.09 If a Participant dies during a Plan Year, no further contributions on behalf of the deceased Participant may be made. The legal representative of the deceased Participant may elect to withdraw the balance in said Participant's Contribution Account by notifying the Company in writing at least thirty (30) days prior to the last day of the Plan Year. In the event no timely election to withdraw is made, the balance accumulated in the deceased Participant's Contribution Account shall be used to purchase shares of the Sponsoring Employer Stock in accordance with Section 4.05 hereof. The balance, if any, shall be distributed to such legal representative as soon as practical after the Exercise Date.

         Section 4.10 If a Participant shall retire or become long-term disabled and terminate employment (in accordance with the Company's long-term disability plan) during a Plan Year, no further contributions on behalf of the retired or disabled Participant may be made. The Participant may elect to withdraw the balance in his or her Contribution Account by notifying the Company in writing at least thirty (30) days prior to the last day of the Plan Year. In the event no timely election to withdraw is made, the balance accumulated in the retired or disabled Participant's Contribution Account shall be used to purchase shares of the Sponsoring Employer Stock in accordance with Section 4.05 hereof. The balance, if any, shall be distributed to such Participant as soon as practical after the Exercise Date.

                                   ARTICLE V.

                                  MISCELLANEOUS

         Section 5.01 The Board of Directors or a committee established by such Board to which is delegated such authority, shall administer the Plan and keep records of individual Participant benefits. The Board or such committee shall interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, and all such determinations shall be conclusive and binding on all persons. Furthermore, the Board of Directors may adopt such rules and regulations, not inconsistent with this Plan, as the Board of Directors may deem advisable to carry out the purpose of the Plan.

         Section 5.02 Each Participant, former Participant, or any other person who shall claim a right or benefit under this Plan, shall be entitled only to look to the Company for such benefit.


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         Section 5.03 Except as otherwise required by the Code or, with respect to persons required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended, Rule 16b-3 under such Act, the Board of Directors may at any time or from time to time amend the Plan in any respect or terminate the Plan without stockholder approval. Notwithstanding anything to the contrary set forth herein, if any provision herein shall be determined at any time to be in violation of:

         (a) Rule 16b-3 (or any successor regulation), as to a person who is a reporting person under Section 16 of such Act, or

         (b) to create any unintended tax result,

then, such provision shall, upon such determination, automatically be deemed inoperative, void and of no force and effect as if never set forth herein and may be deleted from this Plan or amended by the Board of Directors at any time with prospective or retroactive effect. The Plan shall be suspended in the event a "tender offer" is made to the Company's stockholders. The Board's determination that such an offer has been made shall be conclusive. No contributions shall thereafter be accepted and all Contribution Accounts shall be refunded to Participants. The Plan may thereafter be reactivated by Board action at any time.

         Section 5.04 The Company will pay all expenses of administering this Plan that may arise in connection with the Plan.

         Section 5.05 Any rules, regulations, or procedures that may be necessary for the proper administration or functioning of this Plan that are not covered in this Plan shall be promulgated and adopted by the Board of Directors or the Committee.

         Section 5.06 Headings and subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof.

         Section 5.07 This Plan shall be construed in accordance with the laws of the State of Delaware.

         Section 5.08 Any misstatement in an Employee's age, length of Continuous Service, date of employment or any other such matter, shall be corrected when it becomes known that any such misstatement of fact has occurred.

         Section 5.09 The options granted hereunder may not be assigned or transferable by Participants other than upon the death of a Participant by will or the laws of descent and distribution. If a Participant attempts any prohibited assignment, transfer or alienation, the Company shall disregard such action. During the lifetime of each Participant, the options granted hereunder are only exercisable by such Participant.



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         Section 5.10 This Plan is not and shall not be deemed to constitute a contract between an Employer and any Employee or to be a consideration of an inducement for the employment of any Employee. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of Employer or to interfere with the right of Employer to discharge any Employee at any time regardless of the effect that such discharge shall have upon him as a Participant in the Plan.

         Section 5.11 No liability whatever shall attach to or be incurred by any past, present or future stockholders, officers, or directors, as such, of the Company, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of and any and all rights and claims against the Company, or any stockholder, officer or director as such whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every Participant, as a part of the consideration for any benefits under this Plan. No member of the Board of Directors or the Committee and no employee of the Company involved in the administration of this Plan shall be personally liable for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless such person against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) with the consent of the Company arising out of any act or omission to act in connection with this Plan unless arising out of such person's own fraud or bad faith.

         Section 5.12 The aggregate number of shares of the Sponsoring Employer Stock reserved for purchase under the Plan as provided in Section 4.01 hereof and the calculation of the Issue Price shall be appropriately adjusted to reflect any increases or decreases in the number of issued shares of the Sponsoring Employer Stock resulting from a subdivision, consolidation or combination of shares or other capital adjustments, payment of a stock dividend, stock split, stock rights offering, special dividend, or other change or exchange for other securities by reclassification or otherwise, or other such increase or decrease in such shares of the Sponsoring Employer Stock.

         Section 5.13 The Sponsoring Employer's obligation to sell and deliver the Sponsoring Employer Stock under the Plan is at all times subject to all approvals of, or filings with, any governmental authorities required in connection with the authorization, issuance, sale or delivery of such stock.

         Section 5.14 A Participant who is a person subject to Section 16 of the Securities Exchange Act of 1934, as amended, (i) is not allowed to sell any shares of Company Stock purchased hereunder until six (6) months after the Exercise Date relating to such shares, and (ii) if such Participant ceases participation in the Plan, such Participant may not enroll in the Plan again for at least six (6) months.



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